
                                                    Financial Statement 1-A
                                                                Page 1 of 2


                   NEW ENGLAND ELECTRIC RESOURCES, INC.
                               Balance Sheet
                           At September 30, 1995
                          (Actual and Pro Forma)
                                (Unaudited)

                                  ASSETS
                                  ------
                                                   ActualAdjustmentsPro Forma
                                                   --------------------------
                                                         (In Thousands)
Investments, at cost                              $ 1,000  $    500 $  1,500
                                                  -------  -------- --------
     Total                                          1,000       500    1,500
                                                  -------  -------- --------

Current assets:
 Cash                                                 171                171
 Accounts receivable                                  299                299
 Tax benefit receivable                               358                358
                                                  -------  -------- --------
     Total current assets                             828                828
                                                  -------  -------- --------

Deferred charges and other assets                     226                226
                                                  -------  -------- --------
                                                  $ 2,054  $    500 $  2,554
                                                  =======  ======== ========

                PARENT COMPANY'S INVESTMENT AND LIABILITIES
                -------------------------------------------

 Common stock, par value $1 per share             $     1           $      1
 Subordinated notes payable to parent               2,974              2,974
 Other paid-in capital                                     $    500      500
 Retained deficit                                  (1,271)            (1,271)
                                                  -------  -------- --------
     Total parent company investment                1,704       500    2,204


Current liabilities:
 Accounts payable to associated companies              36                 36
 Accounts payable                                      15                 15
                                                  -------  -------- --------
     Total current liabilities                         51                 51
                                                  -------  -------- --------
Deferred income taxes                                 299                299
                                                  -------  -------- --------
                                                  $ 2,054  $    500 $  2,554
                                                  =======  ======== ========

                                          Financial Statement 1-A
                                                      Page 2 of 2


               NEW ENGLAND ELECTRIC RESOURCES, INC.


  The pro forma adjustments to show the estimated effect of the proposed transactions on the foregoing Balance Sheet at September 30, 1995 are as follows:


  Debit  - Cash                                                   $500,000
  Credit - Other paid-in capital                                  $500,000


     To reflect the receipt of a capital contribution from New England Electric System.


  Debit  - Investments, at cost                                   $500,000
  Credit - Cash                                                   $500,000


  To reflect the use of the above capital contribution to fund a proposed investment in MTC.